Exhibit 10.18

David L. Calhoun

Chairman & Chief Executive Officer

October 24, 2006

James W. Cuminale

[ADDRESS]

Dear Jim:

I am pleased to confirm our employment offer to you for the position of General Counsel, VNU. Effective date of employment will be November 13, 2006. In this role, you will be based in our New York office and will report to me.

In connection with your position, your annualized base salary will be $500,000, payable in bi-weekly installments of $19,230.78. Your base salary will be reviewed annually along with other VNU executives.

Your 2006 Annual Incentive Plan (AIP) target will be $500,000. This amount will be pro-rated for performance year 2006. AIP awards are expected to be made in March 2007.

You will be eligible to participate in the VNU Deferred Compensation Plan. This plan allows you to make tax-deferred deductions from your base salary and annual incentive. You may direct these deductions to be invested in a series of mutual funds and elect distributions of these monies either during your employment with VNU or after your employment ends. We will provide you with details of the plan and enrollment materials on your start date and you will have 30 days to enroll for 2006-relaled compensation.

VNU offers a comprehensive benefits program, which is comprised of two components: Protecting Today and Building for Tomorrow.

•	Insurance benefits – Medical, dental, group life insurance, long-term disability, short-term disability/sick leave and legal services.

•	Retirement savings — (401 (k) plan.

As a member of the senior management team, you have the opportunity to make a purchase of common stock having an equity value of $3,000,000 (300,000 shares with an exercise price of $10 per share). As a result of this personal investment, you will receive $8,000,000 of equity within the Company, comprised of 600,000 stock options at an exercise price of $10 per option and 100,000 stock options at an exercise price of $20 per option. Attached please find the material governance terms for equity participation.

770 Broadway, New York, NY 10003-9595

Telephone 646-654-5017  •  Fax 646-654-5099  •  email: dcalhoun@vnuinc.com

You will also be covered by VNU’s Executive Severance Plan. The plan provides for separation payments of two years of salary, plus a pro-rated annual incentive, and benefits continuation for up to 24 months, if you are terminated from VNU without cause, including in case of a change in control.

You will be eligible for reimbursement of up to $15,000 annually for financial planning fees. Additionally, you will be eligible for reimbursement for expenses relating to an annual executive physical of up to $2,500 annually. Finally, you are eligible for an annual car allowance of $15,600, or a leased car of up to $15,600 annual equivalent value.

Four (4) weeks of annual vacation are also being provided.

This employment is on an “at will” basis. In addition, The Immigration Reform and Control Act of 1986 requires employers to verily that all associates are legally authorized to work in the United States. You will be required to complete and return an I-9 form.

Jim, I look forward to you joining the executive team at VNU. I am confident that VNU has very strong assets and will develop very positively over time.

Sincerely,

David Calhoun
Chairman & CEO, VNU

CC:	Greg Anderson, EVP HR

Date Accepted: 10/26/06

Signature:

revised on October 24, 2006 to reflect official start date, the adjustment to base salary and annual bonus target, and the increased personal investment into equity.